Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT 84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	October 27, 2009
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES RECORD SALES, UP 15%,

AND RECORD EARNINGS, UP 17%,

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2009

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and gastroenterology, today announced record revenues of $66.8 million for the quarter ended September 30, 2009, an increase of 15% over revenues of $58.2 million for the third quarter of 2008.  Revenues for the nine-month period ended September 30, 2009 were a record $190.0 million, compared with $169.1 million for the comparable nine-month period in 2008, a gain of 12%.

Net income for the third quarter ended September 30, 2009 was a record $6.1 million, up 17% to $0.21 per share, compared to $5.2 million, or $0.18 per share, for the comparable quarter of 2008.  Net income for the nine-month period ended September 30, 2009 was a record $17.5 million, up 14% to $0.61 per share, compared to $15.3 million, or $0.54 per share, for the same period of 2008.

In the third quarter of 2009, compared to the third quarter of 2008, catheter sales increased 23%; stand-alone device sales rose 13%; custom kit and tray sales grew 12%; and inflation devices sales fell 2% due primarily to decreased deliveries to an OEM customer.  Excluding sales to that OEM customer, inflation device sales were up 3% for the third quarter of 2009, relative to the comparable quarter of 2008.

For the nine-month period ended September 30, 2009, compared to the nine months ended September 30, 2008, catheter sales increased 23%; custom kit and tray sales grew 13%; stand-alone device sales rose 11%; and inflation device sales fell 4% due primarily to the decreased deliveries to the OEM customer described above.  Excluding sales to that OEM customer, inflation device sales were up 2% for the first nine months of 2009, relative to the comparable nine months of 2008.

Gross margins for the third quarter of 2009 were 42.7% of sales, compared to 40.7% of sales for the third quarter of 2008.  Gross margins for the nine-month period ended September 30, 2009 were 42.9% of sales, compared to 41.3% of sales for the comparable period of 2008.

The 200 basis-point increase in gross margins for the third quarter of 2009 and the 160-basis point increase for the nine-month period ended September 30, 2009 can be attributed primarily to increased overhead and manufacturing efficiencies resulting from higher production volumes, reduced material costs, and a favorable Euro to dollar exchange rate, which reduced costs in Merit’s facility in Galway, Ireland.

Selling, general and administrative expenses for the third quarter of 2009 were 25.1% of sales, compared to 24.6% of sales for the third quarter of 2008.  For the nine-month period ended September 30, 2009, selling, general and administrative expenses were 25.2% of sales, compared with 23.8% of sales for the first nine months of 2008.  The increase can be attributed primarily to the recent acquisition of the former Alveolus business, which is Merit’s new division called Merit Endotek, and the hiring of additional domestic and international sales reps.

Research and development costs during the third quarter of 2009 were 4.9% of sales, compared to 3.8% of sales for the third quarter of 2008.  Research and development costs were 4.4% of sales for the first nine months of 2009, compared to 4.0% of sales for the same period of 2008.  These numbers include new R&D expenses associated with the integration and development of the Alveolus business and additional costs related to research and development projects that are nearing completion.

“We are pleased with our overall performance, especially considering the season in which hospitals and physicians generally see slower admissions,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “Our strategy for continued growth and profitability are in place, particularly considering the opportunities going forward with the EnSnare®, which will start shipping the first week of January.  Additionally, Merit will release several new products in the fourth quarter.”

Income from operations was $8.5 million for the third quarter of 2009, compared to $7.2 million for the third quarter of 2008.  For the nine-month period ended September 30, 2009, income from operations was a record $25.3 million, compared to $22.8 million for the same period of 2008.

Merit’s effective tax rate for the third quarter of 2009 was 27.8%, compared with 29.7% for the third quarter of 2008.  For the nine-month period ended September 30, 2009, Merit’s effective tax rate was 31.5%, compared to 34.2% for the same period of 2008.  The decrease in the effective tax rate for the third quarter of 2009 and the nine-month period ended September 30, 2009, compared to the same periods in 2008, can be attributed primarily to higher profits in Merit’s Irish facility, which are taxed at a lower rate than Merit’s domestic profits and Irish research and development tax credits.

CONFERENCE CALL

Merit Medical invites all interested parties to participate in its conference call today, October 27th, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is 877-941-1465, and the international number is 480-629-9678.  A live webcast as well as a rebroadcast can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

INCOME STATEMENT

(Unaudited, in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

SALES	$66,759	$58,153	$189,967	$169,147

COST OF SALES	38,224	34,469	108,481	99,369

GROSS PROFIT	28,535	23,684	81,486	69,778

OPERATING EXPENSES
Selling, general and administrative	16,780	14,329	47,896	40,240
Research and development	3,292	2,186	8,264	6,756
Total	20,072	16,515	56,160	46,996

INCOME FROM OPERATIONS	8,463	7,169	25,326	22,782

OTHER INCOME (EXPENSE)
Interest income	14	183	164	495
Other income (expense)	(43)	46	3	25
Total other income (expense) - net	(29)	229	167	520

INCOME BEFORE INCOME TAX EXPENSE	8,434	7,398	25,493	23,302

INCOME TAX EXPENSE	2,349	2,198	8,030	7,967

NET INCOME	$6,085	$5,200	$17,463	$15,335

EARNINGS PER SHARE-
Basic	$0.22	$0.19	$0.62	$0.55

Diluted	$0.21	$0.18	$0.61	$0.54

AVERAGE COMMON SHARES-
Basic	27,970	27,900	27,983	27,669

Diluted	28,690	28,812	28,555	28,482

BALANCE SHEET

(Unaudited in thousands)

	September 30,	December 31,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$5,763	$34,030
Trade receivables, net	31,812	27,749
Employee receivables	171	126
Other receivables	465	818
Inventories	48,036	38,358
Prepaid expenses and other assets	1,832	985
Deferred income tax assets	2,783	2,782
Income tax refunds receivable	667	607
Total Current Assets	91,529	105,455

Property and equipment, net	111,194	103,939
Other intangibles, net	25,899	6,913
Goodwill	32,849	13,048
Other assets	3,030	2,325
Deferred income tax assets	38	23
Deposits	92	73

Total Assets	$264,631	$231,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	13,570	10,622
Other payables	7,000
Accrued expenses	13,213	9,973
Advances from employees	405	211
Income taxes payable	1,472	366
Total Current Liabilities	35,660	21,172

Deferred income tax liabilities	8,788	8,771
Liabilities related to unrecognized tax positions	2,681	2,818
Deferred compensation payable	3,048	2,348
Deferred credits	1,903	1,994
Other long-term obligation	461	368
Total Liabilities	52,541	37,471

Stockholders’ Equity
Common stock	62,012	61,689
Retained earnings	150,137	132,674
Accumulated other comprehensive loss	(59)	(58)
Total stockholders’ equity	212,090	194,305

Total Liabilities and Stockholders’ Equity	$264,631	$231,776

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and gastroenterology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 125 individuals.  Merit employs approximately 1,880 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2008. Such risks and uncertainties include risks relating to: infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; downturn of the national economy and its affect on Merit’s revenues, collections and supplier relations; termination of supplier relationships, or failure of suppliers to perform; product recalls and product liability claims; delays in obtaining regulatory approvals, or the failure to maintain such approvals; inability to successfully manage growth through acquisitions, including the inability to commercialize the Vysera technology as currently anticipated; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement; changes in health care markets related to health care reform initiatives; impact of force majeure events on Merit’s business, including severe weather conditions; failure to comply with applicable environmental laws and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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